Quantum Reports Fiscal 2005 Fourth Quarter and Year End Results

Highlights

  Completed Acquisition of Starcraft (now referred to as the Tecstar Automotive Group)
  Strong Revenues, Driven by Acquisition of Starcraft
  Record Fiscal 2005 Contract Revenues for Hydrogen-based Development Programs
  Significant Strides Toward Integrating Quantum-Tecstar
  Continued Progress on Fuel Cell Vehicle Commercialization

Irvine, CA -- June 30, 2005 -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2005 fourth quarter and year ended April 30, 2005. Conference call information is provided below.

Fiscal 2005 Fourth Quarter Results

For the fourth quarter of fiscal 2005, the Company reported revenues of $37.6 million, representing a 313% increase over the prior year's fourth quarter, driven by the incremental revenues of the Tecstar Automotive Group operating segment, which contributed $31.3 million to consolidated revenues from March 4, 2005 through April 30, 2005. This segment is comprised of all of the business activities acquired via the merger with Starcraft and provides OEM-level specialty equipment, vehicle accessories, and performance packages, which are added to OEM pick-up truck and sport utility vehicles through a second-stage assembly process or distributed through OEM dealer networks. The Tecstar Automotive Group segment's revenues for this period are approximately 15% higher than the same period in the prior year, primarily as a result of a new special edition vehicle and the distribution of OEM-level parts. The Tecstar Automotive Group generated operating income of $0.3 million during the March 4, 2005 to April 30, 2005 period.

Revenues within the Quantum Fuel Systems operating segment were $6.3 million during the quarter, representing a decrease of 31% compared to revenues of $9.1 million during the fourth quarter of fiscal 2004. This segment had an operating loss of $2.6 million in the fourth quarter of fiscal 2005, compared to a $0.6 million loss for the same period in the prior year. This decrease in revenues and the increase in operating loss during the quarter, compared to the prior year fourth quarter, was primarily a result of lower development contract revenues and related product sales for the Toyota fuel cell SUV program, and lower compressed natural gas fuel system sales to General Motors. During the fiscal 2005 fourth quarter, the Quantum Fuel Systems segment recognized $4.1 million in development contract revenue related to engineering, design, and integration activities for hydrogen internal combustion engine applications, and new and expanded programs for the development of hydrogen systems for other automotive OEM customers and military programs. This segment is comprised of what was previously reported as the Alternative Fuels, Fuel Cell Systems, and Advanced Research and Product Development segments. During the quarter, the Company reported a consolidated net loss of $4.4 million, or $0.10 per share. This compared to a net loss of $2.0 million, or $0.06 per share, on revenues of $9.1 million for the same period of fiscal 2004.

Fiscal 2005 Results

For the fiscal year ended April 30, 2005, the Company reported consolidated revenues of $54.3 million, or a 93% increase compared to fiscal 2004 revenues of $28.1 million, primarily driven by the addition of the Tecstar Automotive Group segment revenues. Tecstar reported revenues of $31.3 million during the March 4, 2005 to April 30, 2005 period. During fiscal 2005, the Quantum Fuel Systems segment reported revenues of $23.0 million, or an 18% decrease from fiscal 2004 revenues of $28.1 million. The Quantum Fuel System segment product sales decreased $7.9 million, or 42.5%, from $18.6 million in fiscal 2004 to $10.7 million in fiscal 2005. Product sales consist of the Company's hydrogen fuel metering and fuel storage systems for Toyota Motor Corporation's fuel cell SUV platform and bus platform, and sales associated with General Motors' mid-size automobiles and pick-up trucks equipped with the Company's bi-fuel and compressed natural gas fuel systems. Sales related to hydrogen fuel metering and fuel storage systems for fuel cell vehicle applications declined $4.5 million in fiscal 2005, to $4.7 million.  This decrease is primarily a result of lower fuel cell SUV platform orders and the completion of units shipped in December 2004 for the current generation of Toyota's fuel cell SUV platform.  Sales related to compressed natural gas fuel systems declined $3.4 million, to $6.0 million. The Quantum Fuel Systems segment had an operating loss of $8.1 million compared to an operating loss of $4.1 million in fiscal 2004, primarily as a result of the lower overall product revenues that decreased gross profits by $4.8 million.

The Quantum Fuel Systems segment reported record contract revenues of $12.3 million in fiscal 2005, which represents a 30% increase over fiscal 2004. This increase was primarily driven by the increase in hydrogen storage development programs with OEMs and the U.S. military as they continue to drive toward fuel cell vehicle commercialization, as well as introducing hydrogen hybrid and hydrogen internal combustion vehicles. Product and contract revenues related to fuel cell systems and the commercialization of fuel cell vehicles were $13.2 million during fiscal 2005.

During fiscal 2005, the Company's net cash used in operations was $6.8 million, compared to $4.8 million used during fiscal 2004. Depreciation and amortization expense was $5.6 million during fiscal 2005 compared to $5.2 million during fiscal 2004. The Company reported a net loss of $13.1 million in fiscal 2005, or $0.37 per share. This compared to a net loss of $8.9 million, or $0.33 per share, in fiscal 2004.

Alan P. Niedzwiecki, President and CEO, stated, "We are pleased with the progress the Company and our OEM customers are making toward fuel cell vehicle commercialization. Our fiscal 2005 record level of customer-funded hydrogen development work underscores the commitment from our OEM customers to this emerging technology.

"The pivotal strategic and operational development of fiscal 2005 was our acquisition and integration of Starcraft, which we now refer to as the Tecstar Automotive Group. Tecstar complements Quantum's capabilities with its tier one automotive design and assembly experience as we position the company to capitalize on the anticipated commercialization of fuel cell vehicles, as well as build a foundation for the design, integration, and assembly of specialized hybrid vehicles. The acquisition of Tecstar significantly enhances our ability to provide our customers fuel cell and alternative fuel systems, specialized products and services, and vehicles from concept to production.

"Our recent accomplishments highlight the Company's transition into specialized vehicle design, assembly, and advanced hydrogen and hybrid fuel system application and packaging. Over the past year, we:

  Acquired Starcraft, a tier one specialty vehicle equipment designer and installer with strong powertrain and vehicle engineering capabilities;
  Provided design, integration and assembly for over 36 vehicle platforms or other applications for approximately 15 OEMs and / or government agencies ranging from dedicated hydrogen fuel systems to specialty assembly packages;
  Provided a specialized hydrogen storage system that allowed General Motors' Sequel fuel cell vehicle to achieve a 300 mile driving range;
  Produced and delivered the "Quantum Aggressor," a high performance off road fuel cell hybrid electric vehicle to the U.S. Army, which we designed and built from the ground up;
  Produced and delivered the "Quantum MP Hybrids," two hybrid vehicles to be used by the U.S. Army as a low cost, fuel efficient solution for military base transportation;
  Delivered next generation hydrogen storage systems to Toyota for their second fuel cell vehicle platform;
  Commenced initial production of the hydrogen hybrid vehicles for South Coast Air Quality Management District's hydrogen fleet;
  Developed the hydrogen fuel system and the special styling accessories in collaboration with General Motors on the H2HUMMER unveiled by Governor Schwarzenegger as part of the Governor's efforts to develop and bring attention to his Hydrogen Highway Network initiative;
  Were awarded a patent for transportable hydrogen refueling systems and are currently building a complete transportable hydrogen refueling system for the U.S. Army based on this patent;
  Received a contract from General Motors to produce the natural gas pick-up truck through model year 2006; and
  Were added to the Russell 2000 and 3000 indexes, which are widely used by investment managers and institutional investors for index funds and as benchmarks for a variety of investment strategies.

"We believe that this growing list of accomplishments, technologies, and capabilities uniquely positions the Company as a complete tier one OEM supplier for fuel cell and hydrogen vehicles, hybrids, and specialty equipment and limited edition vehicle programs," stated Mr. Niedzwiecki.

Speaking specifically on the integration efforts, he added, "We are making significant strides toward integrating Quantum-Tecstar. We have leveraged existing facilities to expand upon customer programs and have consolidated activities in our administrative and operational areas to take advantage of cost savings and utilize each other's competencies. Perhaps the most significant aspect of our integration efforts has been to combine our sales and marketing team. We are meeting with automakers worldwide to present our full array of technologies and capabilities and exploring opportunities to be the auto world's supplier of choice as an experienced one-stop-shop for a wide variety of programs from concept to production. We believe that what we have to offer is very appealing to the automakers as they seek partners that offer full service capabilities."

In addressing the adoption of fuel cell vehicles, Mr. Niedzwiecki added, "We have seen a flurry of commercial and government activity relating to fuel cells and hydrogen over the past twelve months and we believe this speaks volumes for the importance of hydrogen-based solutions. Our real excitement emanates from the internal progress the Company has made in advancing technologies to meet commercialization requirements, broadening its capabilities, and developing and producing real solutions for the hydrogen economy stakeholders."

Progress Toward Fuel Cell Vehicle Commercialization

The past twelve months have been marked by tremendous progress toward fuel cell vehicle commercialization. Specifically:

  Quantum reported record levels of contract revenue in fiscal 2005 related to the hydrogen economy and fuel cell vehicle commercialization.
  Through our customers' programs and our own internal initiatives, we have reduced the material costs in our hydrogen storage tanks by approximately 70% since 2001 and have increased our tank manufacturing capacity by 150% since 2003.
    We are currently working under contract with the U.S. Department of Energy to advance our hydrogen storage technology toward commercialization in terms of improved materials, optimized manufacturing, and lower costs. We are also anticipating programs for aerospace applications that can potentially lead to additional improvements in terms of commercialization.
  Several of Quantum's hydrogen storage systems were ordered for "production intent" programs from the Company's automotive customers.

Quantum believes the momentum of the hydrogen economy is also gaining momentum beyond the OEMs. Hydrogen refueling infrastructure stakeholders, government agencies, and elected officials are also participating in a wide variety of hydrogen initiatives:

  Approximately 30 hydrogen-refueling stations have been opened worldwide in the past twelve months. Some of these are open for retail service, such as the station opened by Shell Hydrogen in Washington D.C. There are 100 hydrogen-refueling stations worldwide. The trend is toward compressed hydrogen. In California alone, where Governor Schwarzenegger is actively promoting a "Hydrogen Highway Network" there are 16 operational hydrogen stations with plans for 23 more by 2007, and a total of 50-100 open by 2010. In addition to signing an executive order that calls for a hydrogen refueling infrastructure throughout California, the Governor continues to support hydrogen technologies and claims that hydrogen is one of the "environmental technologies [that] will allow us to conserve energy, cut pollution, and protect our natural resources." Allied Business Intelligence has projected that fuel cell vehicle commercialization will begin in 2010 with approximately a half a million fuel cell vehicles on the road by 2015.
  The Federal government continues to promote hydrogen as a viable fuel of the future with funding for research and development, hydrogen infrastructure implementation, codes and standards, and education programs.
    The U.S. energy bill, which is currently being considered by Congress, includes provisions for development, demonstration, and the ultimate commercialization of hydrogen and fuel cell technologies.
    The U.S. Department of Energy currently has five hydrogen fleet and infrastructure demonstration and validation projects underway around the country.
  The number of hydrogen demonstration programs is increasing worldwide, examples of which include the California Fuel Cell Partnership, California Stationary Fuel Cell Collaborative, Compressed Hydrogen Infrastructure Program, Clean Energy Partnership in Berlin, Controlled Hydrogen Fleet & Infrastructure Demonstration and Validation Project, Fuel Cell Bus Club, Japan Hydrogen & Fuel Cell Demonstration Project, Hydrogen Highway Network in California, BC Hydrogen Highway in British Columbia, South Coast Air Quality Management District's Hydrogen Test Fleet, Hi Way Initiative, Ruhr-Alps-Milan Hydrogen Supply Chain Integrated Project, Hydrogen Corridor in Canada, Norwegian HyNor Project, Illinois Hydrogen Highway, The Northern H in the Upper Midwest, and Singapore's Initiative in Energy Technology.

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Statements of Operations

	Three Months Ended April 30,		Year Ended April 30,
	2004	2005	2004	2005
Revenue:
Net product sales	$ 3,972,300	$ 32,234,378	$ 18,624,021	$ 40,747,861
Contract revenue	5,121,483	5,356,737	9,495,428	13,552,172
Total revenue	9,093,783	37,591,115	28,119,449	54,300,033

Costs and expenses:
Cost of product sales	3,683,239	29,284,397	12,864,702	36,188,831
Research and development	4,786,393	6,086,713	13,997,545	17,176,021
Selling, general and administrative	2,441,808	5,799,884	8,930,874	12,617,444
Amortization of intangibles	414,944	882,944	1,659,775	2,127,775
Total costs and expenses	11,326,384	42,053,938	37,452,896	68,110,071

Operating loss	(2,232,601)	(4,462,823)	(9,333,447)	(13,810,038)

Interest income	224,785	234,541	455,553	950,865
Interest expense	(27,569)	(309,688)	(44,593)	(309,688)
Other income (expense), net	697	98,830	27,412	80,241
Provision for income taxes	-	(4,544)	(39,345)	(10,170)

Net loss applicable to common stock	$ (2,034,688)	$ (4,443,684)	$ (8,934,420)	$ (13,098,790)

Basic and diluted loss per share	$ (0.06)	$ (0.10)	$ (0.33)	$ (0.37)

Number of shares used in the basic
and diluted per share calculation	31,540,258	45,420,767	27,257,230	35,048,437

Cash Flow Information:
Depreciation and amortization	$ 1,283,207	$ 2,110,530	$ 5,213,193	$ 5,554,528
Cash provided by (used in) operating activities	(320,662)	764,309	(4,795,546)	(6,762,013)
Capital expenditures	576,882	877,288	1,467,429	1,900,381

	April 30,	April 30,
	2004	2005
Balance Sheet Information:
Cash and cash equivalents	$ 15,728,901	$ 11,736,688
Marketable securities:
Maturing within one year	35,595,269	32,101,357
Maturing after one year	17,232,298	4,001,182
Property & equipment, net	8,780,096	20,280,405
Goodwill & intangibles, net	13,659,705	154,736,201
Total assets	103,446,944	277,661,780
Current liabilities	5,995,467	38,797,585
Long-term debt	-	19,656,162
Stockholders' equity	97,451,477	219,208,033
Working capital	57,689,205	58,954,852

Financial Results Call Scheduled:

Thursday, June 30, 2005

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, Conference ID# 7520464

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, the playback will be available via telephone approximately two hours after the call until July 6, 2005, at 8:55 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291, Conference ID# 7520464. The playback of this call will also be available on the Company's Investor Relations web page by July 5, 2005 for approximately two weeks: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Melinda Campbell at (949) 399-4536.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, Sumitomo, and IMPCO. Quantum's customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum's products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000 ® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, material costs, other general costs and expenses; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to complete the Tecstar integration and fully realize the synergies and other perceived advantages resulting from the merger; costs and potential litigation associated with the merger; the ability to retain key personnel; the Company's ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum's Form 10-K for the year ended April 30, 2005 and in the other documents filed by Quantum with the Securities and Exchange Commission "SEC").

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company's management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

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